UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2016

Natera, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37478	01-0894487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Industrial Road, Suite 410

San Carlos, California 94070

(Address of principal executive offices, including zip code)

(650) 249-9090

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On October 6, 2016, Natera, Inc. (“the Company”) entered into an amendment (the “Amendment”) to its lease agreement with BMR-201 Industrial Road LP (the “Landlord”) dated October 26, 2015 (the “Lease”). The Amendment amends the Lease to include approximately an additional (i) 16,000 square feet (the “First Expansion Space”), the term of which will begin on the date upon which the Landlord delivers possession of the First Expansion Space to the Company, and (ii) 32,000 square feet (the “Second Expansion Space”), the term of which will begin with respect to any portion of the Second Expansion Space on the date upon which the Landlord delivers possession of such portion of the Second Expansion Space to the Company.

The Company’s monthly base rent for the First Expansion Space from the commencement of its term through the twelfth (12th) month thereafter will be $60,731.25 per month, and will increase 3% each year thereafter. The Company’s monthly base rent for each portion of the Second Expansion Space will be equal to the area of such portion of the Second Expansion Space multiplied by the base rent per square foot equal to the then-current base rent for the First Expansion Space, and will increase 3% each year thereafter. The Company’s pro rata share of certain specified operating expenses of the Landlord will increase proportionately upon the commencement of the respective terms of the First Expansion Space and each portion of the Second Expansion Space.

The Company is entitled to a tenant improvement allowance of $30,000, to be expended prior to October 6, 2017, for costs related to converting a portion of the First Expansion Space to office space.

The term for the First Expansion Space and the Second Expansion Space is coterminous with the term of the existing premises under the Lease, which term expires in October 2023 and may be extended for an additional five years.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment which the Company intends to file with the Securities and Exchange Commission as an exhibit to its next Quarterly Report on Form 10-Q.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natera, Inc.

By:	/s/ Herm Rosenman
Herm Rosenman
Chief Financial Officer (Principal Financial and Accounting Officer)

Dated: October 12, 2016

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